EXHIBIT 10.1

AMENDED AND RESTATED LIMITED

LIABILITY PARTNERSHIP DEED

IN RELATION TO EVERCORE

PARTNERS INTERNATIONAL LLP

19 August 2011

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

39.	TERMINATION AND WINDING-UP	36
40.	SEVERABILITY	37
41.	NOTICES	37
42.	DISPUTES	38
43.	CONFLICT WITH OTHER AGREEMENTS	39
44.	WHOLE AGREEMENT	39
45.	GOVERNING LAW	39
46.	NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	39
47.	COUNTERPARTS	39
SCHEDULE 1 – FORM OF CORPORATE MEMBER DEED OF ADHERENCE		42
SCHEDULE 2 – EHL RESERVED MATTERS		44
SCHEDULE 3 – MATTERS REQUIRING INDIVIDUAL MEMBER CONSENT		46

AGREED FORM DOCUMENTS REFERRED TO IN THIS DEED

DESCRIPTION	CLAUSE/SCHEDULE
Global Operating Principles	Clause 1, Interpretation
Profit Sharing Principles	Clause 1, Interpretation
Register of Individual Members	Clause 1, Interpretation

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

AMENDED AND RESTATED LIMITED LIABILITY

PARTNERSHIP DEED

dated 19 August 2011

PARTIES:

1.	Evercore Partners Limited of 10 Hill Street, London, W1J 5NQ (EPL);

2.	Evercore Partners Investment Limited of 10 Hill Street, London, W1J 5NQ (EPIL);

3.	Evercore Holdings Limited of 10 Hill Street, London, W1J 5NQ (EHL);

4.	Evercore Partners International LLP of 10 Hill Street, London, W1J 5NQ (the Evercore LLP);

5.	Evercore LP of East 52nd Street, 38th Floor, New York, NY10055, United States of America (Evercore LP); and

6.	The Persons whose names are set out in the Register of Individual Members,

together, the Parties.

WHEREAS:

(A) The Evercore LLP was registered on 16 September 2010 as a limited liability partnership under the Limited Liability Partnerships Act 2000.

(B) The Initial Members entered into a limited liability partnership deed dated 9 September 2010 to set out the terms governing their relationship as members of the Evercore LLP during the interim period prior to the transfer of business from EPL to the Evercore LLP (the Interim Partnership Deed).

(C) On 22 June 2011, the business of EPL was transferred to the Evercore LLP and a second limited liability partnership deed was entered into by the Initial Members and EHL (the Second Interim Partnership Deed).

(D) On 7 June 2011, Evercore Partners Inc. agreed to acquire the Lexicon LLP pursuant to the Sale and Purchase Agreement and the members of the Lexicon LLP agreed to become Individual Members of the Evercore LLP following completion of the Sale and Purchase Agreement.

(E) Evercore LP is not a member of the Evercore LLP but is party to this Deed solely for the purposes of providing the indemnification provided for in clause 28.

(F) This Deed amends and restates the Second Interim Partnership Deed to set out the terms governing the relationship of the Members of the Evercore LLP subsequent to completion of the Sale and Purchase Agreement.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

NOW THIS DEED WITNESSETH as follows:

1. INTERPRETATION

1.1	In this Deed, the following words and expressions shall have the following meanings:

Accounts has the meaning given in clause 30.2;

Accounting Reference Date means 31 December in each year or such other date as the Executive Committee and the EHL Corporate Member may from time to time agree;

the Act means the Limited Liability Partnerships Act 2000 as amended from time to time;

ADR Notice has the meaning given in clause 42.2;

Affiliate means, in relation to an entity, any subsidiary or holding company for the time being of that entity and any other subsidiary for the time being of the holding company (and holding company and subsidiary shall be construed in accordance with section 1159 of the Companies Act 2006, as amended from time to time);

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Deed for the purpose of identification by or on behalf of the Corporate Members and the Individual Members (in each case with such amendments as may be agreed in writing by or on behalf of the Corporate Members and the Individual Members);

Annual Budget means the budgeted revenue and costs of the Evercore LLP Group for each financial year prepared in accordance with clause 30.4;

Business means the business and affairs of the Evercore LLP as set out in clause 4 of this Deed;

Bad Leaver has the meaning given in clause 19.4;

Business Day means a day, other than a Saturday or Sunday or public holiday in England and Wales or public holiday in New York on which the New York Stock Exchange is closed for business, on which banks generally are open in London and New York for general commercial business;

Capital Account has the meaning given in clause 12.6;

Capital Interest Rate means a rate equal to LIBOR plus 100 basis points;

Capital Profit means amounts determined by the Executive Committee to be in the nature of capital proceeds available for distribution and Capital Loss shall be construed accordingly;

CEO means the senior executive officer of the Evercore LLP from time to time;

Chairman means the chairman of the Evercore LLP from time to time;

Companies Act means the Companies Act 2006 as amended by the Regulations for the purposes of limited liability partnerships;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Constructive Dismissal has, in relation to a Member, the meaning given to it in clause 13.2 of that Member’s Schedule of Terms and Constructively Dismissed shall be construed accordingly;

Controlled Function has the meaning given in the FSA Rules;

Corporate Members means the corporate members of the Evercore LLP from time to time being as of the Effective Date, EPL, EHL and EPIL and each a Corporate Member, save that references in clauses 12, 13, 14, 21 and 28 to Corporate Member shall not include EPIL;

Corporate Member Capital Call has the meaning given in clause 13.1;

Corporate Member Representative means any of the persons as shall be nominated by the EHL Corporate Member and notified in writing to the Executive Committee as being qualified to act as the representative(s) of the EHL Corporate Member from time and time;

Current Account has the meaning given in clause 14.1;

Date of Joining means, for each Senior Managing Director, the date set out opposite his or her name in Part (i) of the Register of Individual Members; for each Senior Adviser, the date set out opposite his or her name in Part (ii) of the Register of Individual Members; and for each Other Individual Member, the date set out opposite his or her name in Part (iii) of the Register of Individual Members;

Date of Outgoing means in relation to an Outgoing Member, the date on which that Outgoing Member ceased to be a Member of the Evercore LLP;

Deed of Adherence means a deed of adherence substantially in the form set out in Schedule 1;

Deferred Compensation Award has the meaning set out in the Profit Sharing Principles;

Designated Members means such Members, being not less than two in number, as shall be specified by the CEO pursuant to clause 8 as designated members for the purposes of the Act;

Discretionary Amount has the meaning given in clause 14.3(b);

Distributable Cash has the meaning given in clause 14.2;

Drawings means the drawings described in clause 5 of each Individual Members’ Schedule of Terms;

Effective Date means the date of this Deed;

EGSL means Lexicon Group Services Limited (to be renamed Evercore Group Services Limited as soon as practicable following the Effective Date), a company incorporated in the United Kingdom, with registered number 0397802;

EHL Corporate Member means EHL or such other member of the Evercore Group to whom EHL may transfer all of its interests in Evercore LLP in accordance with clause 33.1;

EHL Reserved Matter means a matter set out in Schedule 2 which requires the consent of the EHL Corporate Member;

Equity Point Amount has the meaning given in clause 14.3(c);

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Equity Points has the meaning given in clause 14.3(c);

Evercore Group means Evercore Partners Inc. and its Affiliates from time to time;

Evercore L.P. means Evercore Partners L.P.;

Evercore LLP Group means the Evercore LLP, EGSL and any subsidiary undertaking for the time being of the Evercore LLP, “subsidiary undertaking” having the meaning given by section 1162 Companies Act 2006 (save that the words “is a member of it and” in that section shall be disregarded);

Evercore LLP Services Agreement means the services agreement dated on or around the date of this Deed between EGSL and the Evercore LLP;

Executive Committee means the Executive Committee of the Evercore LLP constituted pursuant to clause 9;

Executive Committee Representative has the meaning given in clause 9.1;

Financial Period means:

(a)	the period commencing on 16 September 2010 and ending on the first Accounting Reference Date hereafter; and

(b)	each successive period thereafter during the continuance of the Evercore LLP commencing on the day after an Accounting Reference Date and ending on the next Accounting Reference Date;

FSA means the Financial Services Authority of the United Kingdom or any successor body which regulates the Evercore LLP in the United Kingdom from time to time;

FSA Rules means the rules and guidance issued by the FSA from time to time;

Global Management Committee means the committee of Evercore Partners Inc. comprising the individuals who are responsible for principal business units or policy making functions of the Evercore Group;

Global Operating Principles means the global operating principles in the Agreed Form, as amended from time to time;

Good Leaver has the meaning given in clause 19.4;

HMRC means HM Revenue and Customs, or its successor from time to time;

Income means the gross amount of those receipts (after deduction of any tax withheld therefrom) of the Evercore LLP (other than Capital Profit) reasonably determined by the Executive Committee to be income of the Evercore LLP in accordance with applicable accounting standards, and Loss shall be construed accordingly;

Income Profit means in respect of any period the amount (being a positive number) equal to the Income of the Evercore LLP less (i) the expenses, liabilities and other losses of the Evercore LLP (other than Capital Losses) and (ii) reserves in respect of liabilities, contingencies and working capital, and Income Loss shall be construed accordingly;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Individual Members means the Senior Managing Directors, the Senior Advisers and the Other Individual Members (and Individual Member means any Senior Managing Director, Senior Adviser or Other Individual Member);

Individual Member Reserved Matters means those matters listed in Schedule 3;

Individual Voting Rights means the Voting Rights of the Individual Members;

Initial Members means EPL and EPIL;

Insolvency Act means the Insolvency Act 1986 as adjusted by the Act for the purpose of limited liability partnerships;

Interim Partnership Deed has the meaning given in Recital (B);

Liabilities means losses, liabilities, costs, charges, actions, proceedings, claims, demands including fines and penalties, whether owed or incurred severally or jointly;

LIBOR means:

(a)	the British Bankers Association Interest Settlement Rate for Sterling and for a period most closely approximating the period for which a LIBOR rate is required displayed on the appropriate page of the Telerate screen, provided that if such page is replaced or the Telerate service ceases to be available, the parties may agree another page or service displaying the appropriate rate; or

(b)	(if no such rate is available for the relevant currency or relevant period) the rate as supplied to the parties at their request quoted by Barclays Bank plc to leading banks in the London interbank market;

Lexicon LLP means the Lexicon Partnership LLP, a limited liability partnership incorporated in the United Kingdom with registered number OC 300091;

a Majority of the Other Individual Members means a majority by number of all the Other Individual Members at the relevant time;

a Majority of the Senior Managing Directors means Senior Managing Directors who hold between them not less than 50 per cent plus one of the total Individual Voting Rights at the relevant time;

a Majority of the Senior Advisers means a majority by number of all the Senior Advisers at the relevant time;

a Majority of the Voting Members means Voting Members who hold between them not less than 50 per cent plus one of the total Voting Rights at the relevant time;

Members means the Corporate Members and the Individual Members of the Evercore LLP and Member means any one of them;

Minimum Working Capital Level means the Executive Committee’s estimate (acting reasonably and on an informed basis) from time to time of the operating expenses of the Evercore LLP Group on a rolling three-month look-forward basis;

the Model Procedure has the meaning in clause 42.1;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Name has the meaning given in clause 5.1;

Other Benefits means the benefits described in clause 8 of each Individual Member’s Schedule of Terms;

Other Individual Members means the individual members of the Evercore LLP from time to time who are not Senior Managing Directors or Senior Advisers, being as of the Effective Date the persons listed in Part (iii) of the Register of Individual Members and Other Individual Member means any one of them;

Outgoing Member means any Individual Member who for any reason ceases to be an Individual Member including (in the case of a deceased Individual Member) his personal representatives and (in the case of a bankrupt Individual Member) his trustee in bankruptcy or receiver;

Partnership Meetings means the meetings of the Evercore LLP as described in clause 11, and Partnership Meeting shall be construed accordingly;

Permanent Incapacity means, with respect to an Individual Member, that Individual Member has been permanently and totally unable, by reason of injury, illness or other similar cause (determined pursuant to the process set forth in the following sentence) to perform his or her substantial and material duties and responsibilities for a period of three hundred and sixty five (365) consecutive days, which injury, illness or similar cause (as determined pursuant to such process) would render such Individual Member incapable of operating in a similar capacity and manner in the future. The foregoing determination shall be made by a licensed physician selected by the Executive Committee; provided, however, that if the Evercore LLP (or any of its Affiliates) has purchased lump-sum key-man disability insurance with respect to such Individual Member, which policy is then in effect, then such determination shall be made either (i) by an agreement between such physician and a physician selected by the insurance company with which the Evercore LLP (or any of its Affiliates) has entered into such insurance policy, or, if the two physicians cannot arrive at an agreement, a third physician will be chosen by the first two physicians, and the majority decision of the three physicians will then be binding, or (ii) if a different procedure is then required under such insurance policy, then by using such other procedure as may then be required by the insurance company issuing such policy (provided that such procedure is customary for the applicable type of policy);

Potential Material Breach has the meaning given in clause 21.1;

Profit Sharing Principles means the profit sharing principles in the Agreed Form, as amended from time to time;

Qualifying Retirement means:

(a) retirement by an Individual Member with the agreement of the Executive Committee and the EHL Corporate Member; or

(b) termination by an Individual Member of his membership of the Evercore LLP in circumstances where he has met the Rule of 70 and has provided not less than 12 months’ notice to the Executive Committee of his intention to terminate his membership;

Register of Individual Members means the document in the Agreed Form setting out certain information in respect of each of the Individual Members from time to time;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Registered Office means 10 Hill Street, London, W1J 5NQ or such other address as shall from time to time be registered by the Evercore LLP with the Registrar of Companies as its registered office;

Regulations means, as the context requires, The Limited Liability Partnerships Regulations 2001, The Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008, The Large and Medium-sized Limited Liability Partnerships (Accounts) Regulations 2008 and The Limited Liability Partnerships (Application of Companies Act 2006) Regulations 2009 (each as amended from time to time);

Regulatory Capital Account shall have the meaning given in clause 12.5;

Removed with Cause means removal of a person as a Member of the Evercore LLP for one or more of the reasons set out in clause 13.6 of his or her Schedule of Terms;

Removed without Cause means:

(a)	removal of a person as a Member of the Evercore LLP by notice pursuant to clause 18.1 or otherwise; or

(b)	Constructive Dismissal of a Member of the Evercore LLP pursuant to clause 13.2 of that Member’s Schedule of Terms,

in each case other than in circumstances where he or she is Removed with Cause;

Rule of 70 means, as at an Individual Member’s Date of Outgoing, he or she has:

(a)	greater than five years of service (being the time between that Individual Member’s Date of Joining and Date of Outgoing);

(b)	attained the age of at least 55; and

(c)	attained a combined age and years of service equal to at least 70;

Sale and Purchase Agreement means the deed of sale and purchase relating to the Lexicon LLP dated 7 June 2011;

Schedule of Terms means the schedule of terms entered into by an Individual Member setting out the terms on which that Individual Member shall provide services to the Evercore LLP, being in the case of (i) Senior Managing Directors, the Senior Managing Directors’ Schedule of Terms; (ii) Senior Advisers, the Senior Advisers’ Schedule of Terms; and (iii) Other Individual Members, the Other Individual Members’ Schedule of Terms;

Second Interim Partnership Deed has the meaning given in Recital C;

Senior Advisers means the individual members of the Evercore LLP from time to time who are not Senior Managing Directors or Other Individual Members, being as of the Effective Date the persons listed in Part (ii) of the Register of Individual Members and Senior Adviser means any one of them;

Senior Managing Directors means the individual members of the Evercore LLP from time to time who hold Voting Rights, being as of the Effective Date the persons listed in Part (i) of the Register of Individual Members and Senior Managing Director means any one of them;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

Senior Managing Directors’ Capital Call has the meaning given in clause 13.2;

a Super Majority of the Senior Managing Directors means Senior Managing Directors who hold between them not less than 66.67 per cent of the total Individual Voting Rights at the relevant time;

Terminating Material Breach has the meaning given in clause 21.2;

Transfer Agreement shall have the meaning given in clause 33.1;

Voting Members means the Corporate Members and the Senior Managing Directors;

Voting Rights means voting rights of Members as described in clause 11.8; and

Working Capital means current assets less current liabilities, where such current assets and current liabilities means amounts due within the next three months from the time working capital is being calculated (except that the initial contribution of the Working Capital amount set out in clause 12.3 shall be calculated on a six month look-forward basis) and for this purpose, current assets and current liabilities shall be determined by reference to the then most recent management accounts of the Evercore LLP Group.

1.2 References to the winding up of any Corporate Member shall include the dissolution or striking off of that Member from any relevant register maintained by any relevant registrar.

1.3 References to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of state, local or municipal authority or government body or any joint venture association or partnership (whether or not having separate legal personality).

1.4 References to any statute or statutory provision includes a reference to that statute or provision as from time to time amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it.

1.5 Words and phrases which are contained or defined in the Act or the Companies Act (including as amended in relation to limited liability partnerships by the Regulations) shall have the respective meanings so attributed to them as the context shall require.

1.6 References to this Deed or to any other document, or to any specified provision of this Deed or of any other document, are to this Deed, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Deed or that document or, as the case may be, with the agreement of the relevant parties.

1.7 References to “writing” shall include email.

1.8 Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons.

1.9 The contents table and the headings to clauses, schedules, parts and paragraphs are inserted for convenience only and shall be ignored in interpreting this Deed.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

2. COMMENCEMENT AND EFFECT OF THIS DEED

2.1 This Deed amends and restates the Second Interim Partnership Deed in its entirety and shall be effective on and with effect from the Effective Date.

2.2 Any person who becomes an Individual Member on or after the date of this Deed shall enter into a Schedule of Terms setting out the terms on which that Individual Member shall provide services to the Evercore LLP. Any such Schedule of Terms shall include a statement that the Individual Member has been given and has read a copy of this Deed and covenants with each of the Members to perform and be bound by the terms of this Deed as if that Member were a party to it.

2.3 Any person who becomes a Corporate Member after the Date of this Deed pursuant to clause 33 shall execute a Deed of Adherence.

2.4 In addition, in the case of any person who becomes a Member after the date of this Deed, the Register of Individual Members shall be amended to include that Member’s name, address and Date of Joining.

3. REGISTERED OFFICE

3.1 The registered office shall be 10 Hill Street, London W1J 5NQ and the principal place of business of the Evercore LLP shall be at No. 1 Paternoster Square, London EC4M 7DX and/or such other place as the Members may from time to time decide in accordance with the provisions of clause 11.3(c).

4. BUSINESS OF THE EVERCORE LLP

4.1 The Business shall be:

(a)	the provision of corporate finance services, including but not limited to the origination and execution of corporate finance business (including the provision of financial advice) for its clients;

(b)	the provision of placement and advisory services to private equity and other investment funds, previously carried on by EPL; and

(c)	the provision of such other professional services as may be determined by the Executive Committee with the consent of the EHL Corporate Member from time to time (without prejudice to clause 10 and clause 11.3(d)).

5. NAME

5.1 The name of the Evercore LLP shall be “Evercore Partners International LLP” (or such other name as the Members shall agree in accordance with the provisions of clause 11.3(c)) (the Name).

5.2 Without prejudice to any rights of the Corporate Members, each Individual Member acknowledges that all proprietary and other rights in the Name are vested exclusively in the Evercore LLP and agrees that no Individual Member shall use the Name (or any name which

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

may be substituted for it or which is so similar to any such name that it is likely to be confused with it) for any purpose other than for the purposes of the Business whilst it is a Member.

6. THE CEO OF THE EVERCORE LLP

6.1 At all times following the Effective Date, there shall be one CEO of the Evercore LLP and the CEO shall be a member of Evercore’s Global Management Committee.

6.2 From the Effective Date, the CEO shall be Andrew Sibbald.

6.3 The EHL Corporate Member shall have the ability to remove the CEO, and to appoint another CEO in his or her place, by issuing written instructions to the Executive Committee to that effect, such appointment or removal to take immediate effect.

6.4 The CEO shall be the chairman of the Executive Committee and shall have the rights and duties set out in this Deed.

6.5 The CEO, having consulted with the Corporate Member Representative, shall appoint such other officers of the LLP as are required to comply with the FSA Rules (including, without limitation, a compliance and money laundering officer) or with the Act and the Regulations (including, without limitation, the Designated Members). The CEO, having consulted with the Corporate Member Representative, shall have the ability to remove any such officers of the LLP, and to appoint other officers in their place, such appointment or removal to take immediate effect.

7. THE CHAIRMAN OF THE EVERCORE LLP

7.1 At all times following the Effective Date, there shall be one Chairman of the Evercore LLP.

7.2 From the Effective Date, the Chairman will be Bernard Taylor.

7.3 The Chairman shall chair the Partnership Meetings and shall have the rights and duties set out in this Deed.

7.4 The EHL Corporate Member shall have the ability to remove the Chairman, and to appoint another Chairman in his or her place, by issuing written instructions to the Executive Committee to that effect, such appointment or removal to take immediate effect.

8. THE DESIGNATED MEMBERS

8.1 The Designated Members shall be responsible for ensuring compliance with all registration and other requirements of designated members under the Act and the Regulations.

8.2 The CEO, having consulted with the Corporate Member Representative, may appoint any Member to the position of Designated Member (provided that that Member has consented so to act) and may remove any Member from the position of Designated Member.

8.3 The initial Designated Members shall be James Oliver and Joanna Hellen.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

8.4 Any Designated Member may cease to be a Designated Member by giving notice to the Executive Committee to that effect and notifying the registrar of companies accordingly, provided that, if there would be only one Designated Member then remaining, the notice shall not take effect until such time as the CEO shall have appointed a replacement Designated Member.

9. EXECUTIVE COMMITTEE

9.1 The Executive Committee shall comprise the CEO, the Corporate Member Representative and such other persons as the CEO shall, with the consent of the EHL Corporate Member, determine (each, an Executive Committee Representative). The CEO shall chair the Executive Committee. The Executive Committee Representatives as at the date of this Deed shall be the CEO, the Corporate Member Representative, Mark Connell, Ian Ferguson, Read Gomm, Julian Oakley, David Waring and Angus Winther. The EHL Corporate Member shall be entitled to nominate more than one Corporate Member Representative to attend any meeting of the Executive Committee but only one such Representative shall be entitled to a vote at any such meeting.

9.2 The CEO shall, with the consent of the EHL Corporate Member, have the ability to appoint additional Executive Committee Representatives and to remove Executive Committee Representatives, by issuing written instructions to the Executive Committee to that effect, such appointments or removals to take immediate effect.

9.3 The Executive Committee shall have authority to act on behalf of the Evercore LLP in all matters in connection with the Business and shall carry out its duties in such manner as it considers to be in the best interests of the Evercore LLP.

9.4 Subject to clauses 9.7 and 9.13, the Executive Committee shall be responsible for overseeing the day-to-day operations of the Evercore LLP Group including, but not limited to:

(a)	steering the strategic direction of the Evercore LLP Group;

(b)	ensuring that the Business operates in accordance with the Profit Sharing Principles;

(c)	from time to time, agreeing with the Corporate Member Representative the Global Operating Principles in accordance with which both the Evercore LLP Group and the Evercore Group shall use reasonable endeavours to operate;

(d)	ensuring that the Evercore LLP Group has appropriate risk management, systems and controls, and that the Business is operated and managed in accordance with such systems and controls;

(e)	the Evercore LLP Group’s compliance with regulatory requirements;

(f)	establishing procedures for new business approvals;

(g)	establishing procedures for issuing fairness opinions;

(h)	oversight of the conduct and direction of any member of the Evercore LLP Group;

(i)	preparing the Annual Budget within one month of the commencement of each Financial Period or such earlier date as the Executive Committee and the EHL Corporate Member agree and using reasonable endeavours to ensure that the Evercore LLP Group operates in accordance with the Annual Budget; and

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(j)	procuring that management accounts for the Evercore LLP Group are prepared on a monthly basis showing performance against the Annual Budget in accordance with clause 30.4.

9.5 The Executive Committee shall also be responsible for:

(a)	determining in accordance with the Profit Sharing Principles, the amount of any Income Profit (or Income Loss) and any Capital Profit (or Capital Loss) arising in respect of each Financial Period and any Distributable Cash which is to be allocated to each Member, provided that such determination is made at least once per year; and

(b)	determining the remuneration and incentivisation of the Evercore LLP Group’s employees during each Financial Period in accordance with the Profit Sharing Principles and then advising the board of the relevant member of the Evercore LLP Group with respect to the distribution of such remuneration. At the request of the Corporate Member Representative, which can be made from time to time, the Executive Committee will conduct a market review of remuneration practices for the European Advisory business, including the terms of deferred compensation and severance, in order to promote, to the extent prudent and reasonable, greater harmonisation of such terms throughout the wider Evercore Group and market practices generally, and in good faith consider the results of such review in determining such practices; provided, however, that the results of such review or the conclusions or recommendations of the Executive Committee will have no legally binding effect on the Individual Members and no changes will be made to an Individual Member’s Schedule of Terms, deferred compensation, severance terms or other related rights other than as specifically set forth in this Deed or that Individual Member’s Schedule of Terms.

9.6 The Profit Sharing Principles may be varied:

(a)	in respect of any Financial Period ending on or prior to 31 December 2016, with the approval of the Executive Committee; and

(b)	in respect of any Financial Period commencing on or after 1 January 2017:

(i)	by Evercore L.P. in its discretion prior to the commencement of the Financial Period to which the amended Profit Sharing Principles shall apply; or

(ii)	by Evercore L.P., with the consent of the Executive Committee, where such amended Profit Sharing Principles are to take effect during the then current Financial Period.

9.7 Subject to clause 10, the Executive Committee may consult with the Voting Members at Partnership Meetings on matters which the Executive Committee considers to be of strategic importance to the Evercore LLP and other matters as the Executive Committee sees fit, though the Executive Committee shall not be bound by any recommendation of the Voting Members following such consultation.

9.8 The Executive Committee shall meet on a monthly basis, or at such shorter intervals as the Executive Committee shall determine. Meetings of the Executive Committee shall be called by or on behalf of the CEO and conducted in accordance with the provisions of this

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

clause 9, provided that a Corporate Member Representative shall be entitled to call a meeting of the Executive Committee in circumstances which he or she reasonably considers to be exceptional. The Chairman shall be entitled to attend meetings of the Executive Committee and receive notice of such meetings and any related meeting materials concurrently with Executive Committee Members, and to the extent the Executive Committee votes on matters related to the admission, removal or Distributable Cash allocation of a Senior Managing Director, the Chairman shall be entitled to vote on such matters as if he was an Executive Committee Representative (i.e. he will be entitled to one vote).

9.9 At least 2 Business Days’ written notice shall be given of any meeting of the Executive Committee, provided that a shorter period of notice may be given with the written approval of at least a majority of the Executive Committee Representatives, including a Corporate Member Representative. Any such notice shall include an agenda identifying in reasonable detail the matters to be discussed and shall be accompanied by copies of any relevant papers to be discussed at the meeting and any resolutions to be tabled. A meeting of the Executive Committee may consist of a conference between Executive Committee Representatives who are not all in one place, but of whom each is able (directly or by telephonic communication) to speak to each of the others and to be heard by each of the others simultaneously.

9.10 The quorum for any meeting of the Executive Committee (other than an adjourned meeting) shall be a majority in number of the Executive Committee Representatives, including the CEO and a Corporate Member Representative. If such a quorum is not present within 30 minutes from the time appointed for the meeting or if during the meeting such quorum ceases to be present, the meeting shall be adjourned until such time as the CEO shall determine being not less than 2 Business Days thereafter, and if the aforesaid quorum is not present within 30 minutes of the appointed time of the adjourned meeting then those Executive Committee Representatives present shall constitute a quorum.

9.11 Resolutions of the Executive Committee shall be passed as follows:

(a)	resolutions of the Executive Committee shall be passed by simple majority;

(b)	each Executive Committee Representative shall have one vote. Any Executive Committee Representative who is absent from the meeting may nominate any other Executive Committee Representative who is present to act as his or her alternate and to vote in his or her place at the meeting (although an alternate shall not count toward the quorum);

(c)	the CEO shall have his own vote and a casting vote in the event of an equality of votes for and against any resolution. If the CEO is not present at any meeting of the Executive Committee, those Executive Committee Representatives present (if constituting a quorum) shall nominate a chairman for that meeting. Any Executive Committee Representative acting as such a chairman shall continue to have his or her vote in accordance with this clause 9; and

(d)	a written resolution signed by all the Executive Committee Representatives (whether in a single document or in counterpart) shall be binding as a resolution passed at a meeting of the Executive Committee.

9.12 The Executive Committee may with the consent of the EHL Corporate Member delegate any of its powers to any sub-committee consisting of one or more Executive Committee Representatives or any other Member. It may also with the consent of the EHL Corporate Member delegate to any Executive Committee Representative or any Member such

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Executive Committee may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a sub-committee with two or more members shall be governed by the provisions of this clause 9 with respect to the proceedings of the Executive Committee so far as they are capable of applying. In particular, to the extent profit share allocation or other matters relating to the Profit Sharing Principles are delegated to a sub-committee in accordance with this clause 9.12, the proceedings of the sub-committee shall comply with, and be governed by, the provisions of this clause 9 as if that sub-committee were the Executive Committee. The Executive Committee, with the consent of the Corporate Member Representative, may also appoint any Executive Committee Representative or other Member to receive on behalf of the Executive Committee any notice required to be given to the Executive Committee under this Deed.

9.13 No action or decision may be taken by the Executive Committee or any sub-committee or delegate:

(a)	in relation to an EHL Reserved Matter unless in accordance with the written consent of the EHL Corporate Member; or

(b)	in relation to an Individual Member Reserved Matter unless in accordance with the written consent, to the extent relevant, of a Super Majority of the Senior Managing Directors, a Majority of the Senior Managing Directors, a Majority of the Senior Advisers and/or a Majority of the Other Individual Members in accordance with Schedule 3.

9.14 No Executive Committee Representative shall have the right to vote on any matter that relates solely and specifically to his or her membership, role, title or remuneration, provided that this prohibition shall not affect the right of the Corporate Member Representative to vote as he or she thinks fit in the interests of the EHL Corporate Member.

9.15 No Executive Committee Representative and no Member to whom powers have been delegated shall be liable or accountable in damages or otherwise to the Evercore LLP (or any of the Members) in respect of performance of his or her duties as an Executive Committee Representative or delegate in the absence of bad faith, wilful misconduct or fraud.

10. RESERVED MATTERS

10.1 Decisions on or the implementation of any of the matters listed in Schedule 2 shall only be taken with the written agreement of the EHL Corporate Member (the EHL Reserved Matters).

10.2 Decisions on or the implementation of any of the matters listed in Part A of Schedule 3 shall only be taken with the written agreement of a Super Majority of the Senior Managing Directors.

10.3 Decisions on or the implementation of any of the matters listed in Part B of Schedule 3 shall only be taken with the written agreement of a Majority of the Senior Managing Directors.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

10.4 Decisions on or the implementation of any of the matters listed in Part C of Schedule 3 shall only be taken with the written agreement of a Majority of the Senior Advisers.

10.5 Decisions on or the implementation of any of the matters listed in Part D of Schedule 3 shall only be taken with the consent of a Majority of the Other Individual Members.

10.6 On any Individual Member Reserved Matter, every endeavour shall be made to consult all of the Individual Members entitled to vote on the matter, but if owing to absence abroad, ill health or for any other reason it is impossible to consult any Member on any such matter, the other Members shall be at liberty to come to a decision thereon within a reasonable timeframe in the circumstances.

11. PARTNERSHIP MEETINGS

11.1 The Members shall be responsible for the general direction, conduct, control and management of the Evercore LLP and for all matters connected therewith.

11.2 The Chairman will ensure that Partnership Meetings shall be held from time to time for the purpose of reviewing the conduct of the Business, any matters requiring consultation with the Members and voting on any matters requiring the approval of the Voting Members. It is intended that Partnership Meetings will be held on an annual basis, or more regularly when required, and each Partnership Meeting shall be held no later than fifteen months following the preceding Partnership Meeting. The Chairman shall chair Partnership Meetings unless he is unavailable in which case the Partnership Meeting shall be chaired by the CEO.

11.3 The following decisions or actions of or in relation to the Evercore LLP shall only be taken at a Partnership Meeting (or by the Executive Committee acting in accordance with a resolution passed at a Partnership Meeting):

(a)	any amendments to this Deed or to the Schedule of Terms of all of the Individual Members, except to the extent required by applicable law or regulation where it is not practicable to have a prior discussion at a Partnership Meeting;

(b)	the approval and adoption of the Accounts;

(c)	changing the Name, registered office or principal place of business of the Evercore LLP;

(d)	any decision to fundamentally change the nature of the Business (an example of such a fundamental change being the Evercore LLP ceasing to be engaged in the provision of professional services);

(e)	the transfer of all or substantially all of the Evercore LLP’s business or assets to another party (whether that other party is an Affiliate of the Evercore LLP or otherwise);

(f)	any decision for the Evercore LLP to cease business or become dormant; or

(g)	the termination or winding up of the Evercore LLP in accordance with clause 39.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

11.4 A Partnership Meeting may at any time be requisitioned by the Executive Committee, the EHL Corporate Member, or where requested by at least five other Voting Members, by giving not less than 10 Business Days’ written notice to the other Members, such notice to indicate the nature of the business to be discussed, provided that a Partnership Meeting may be held on shorter notice if the EHL Corporate Member and a Majority of Senior Managing Directors so agree.

11.5 Every Partnership Meeting shall be governed by the following provisions:

(a)	a meeting may be held during normal business hours at the Evercore LLP’s registered office or principal place of business (or such other time or such other place as the EHL Corporate Member and a Super Majority of the Senior Managing Directors so agree);

(b)	a notice of meeting shall be served on all those entitled to attend the meeting and such notice shall specify the place, day and time of the meeting and a statement of the matters to be discussed at the meeting;

(c)	a Member shall be considered to be present at a meeting:

(i)	if he is physically present at the meeting;

(ii)	if he is able (directly or by telephonic communication) to speak to each of the other Members present and to be heard by each of the others simultaneously; or

(iii)	if, in the case of a Member which is a corporate entity, it is represented by a duly appointed representative who is present at the meeting in accordance with sub-paragraphs (i) or (ii) above; and

(d)	minutes shall be prepared of all Partnership Meetings and shall be approved and signed by the chairman of the meeting as evidence of the proceedings.

11.6 A quorum for any meeting of the Members shall be the attendance of a Corporate Member Representative and a majority of the Voting Members present in person or by proxy, provided that:

(a)	if within half an hour of the time for which a meeting of the Members has been convened such a quorum is not present then the meeting shall be adjourned to such date, time and place as shall be determined by those present;

(b)	all Members not present at the meeting shall be given not less than 2 Business Days’ notice in writing of the date, time and place of the adjourned meeting; and

(c)	if at the adjourned meeting the aforesaid quorum is not present within 30 minutes of the appointed time those Members present shall constitute a quorum.

11.7 All Voting Members shall be entitled to attend and speak at any Partnership Meeting.

11.8 Each of the Voting Members shall have one vote on a show of hands and on a poll (which may be demanded by any Voting Member before or on the declaration of the result of the show of hands) each Voting Member shall have such number of votes as corresponds to his Equity Points as compared to the total number of Equity Points allocated to all Voting Members (that Member’s Voting Rights). The chairman of the meeting shall not have a casting vote.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

11.9 Any Voting Member may appoint by an instrument in writing another Voting Member as his proxy to attend meetings of the Voting Members and such proxy shall have the right (in addition to his own Voting Rights) to exercise the appointer’s Voting Rights on the appointer’s behalf.

11.10 A resolution in writing executed by or on behalf of each of the Members shall be as effectual as if it had been proposed at any Partnership Meeting duly convened and held, and may consist of several documents in the like form each executed by or on behalf of one or more Members.

12. CAPITAL ACCOUNTS

12.1 The Corporate Members shall contribute sufficient regulatory capital to the Evercore LLP to enable the Evercore LLP at all times to operate in compliance with the FSA’s regulatory capital requirements, from time to time. The Executive Committee shall advise the Corporate Members as to the necessity from a regulatory perspective for, and the size of, any additional regulatory capital they need to contribute pursuant to this clause 12.1, and the Corporate Members shall contribute to such regulatory capital within 5 Business Days of receipt of any such advice.

12.2 The Corporate Member shall make an initial contribution of the Working Capital amount as set out in clause 12.3 below and thereafter shall contribute additional amounts of Working Capital to the Evercore LLP such that the Evercore LLP shall at all times have a Minimum Working Capital Level. The Executive Committee shall advise the Corporate Members as to the necessity for, and the size of, any additional Working Capital they need to contribute pursuant to this clause 12.2, and the Corporate Member shall contribute to such Working Capital within 10 Business Days of receipt of any such advice.

12.3 On or before the Effective Date, the Corporate Members shall have caused the Evercore LLP to receive the following amounts of capital:

(a)	From EPL: £1,555,000 of regulatory capital and £9,999,000 of working capital; and

(b)	From EHL: £0 of regulatory capital and £1,000 of working capital.

12.4 On or before the Effective Date, EPIL shall have made a contribution of £1 to the capital of the Evercore LLP.

12.5 The Executive Committee shall maintain a separate regulatory capital account (the Regulatory Capital Account) into which capital contributed by a Corporate Member shall be credited of such amount as is necessary to meet the Evercore LLP’s regulatory capital requirements from time to time under the rules of the FSA as determined by the Executive Committee. Capital may only be withdrawn from the Regulatory Capital Account upon determination of the Executive Committee and in the following circumstances:

(a)	if a Corporate Member ceases to be a Member and capital is to be repaid from the Regulatory Capital Account to that Corporate Member, if an equal amount is transferred into the Regulatory Capital Account by another Corporate Member;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(b)	if the Evercore LLP is dissolved or wound up and ceases to be authorised by the FSA; or

(c)	if the FSA grants a waiver permitting capital to be withdrawn and the Executive Committee agrees that it is prudent to do so,

provided in cases (b) and (c) that any capital so withdrawn shall be repaid to the Corporate Members pro rata to their existing contributions to the Regulatory Capital Account.

12.6 The Executive Committee shall establish a separate capital account for each Member (each such account, a Capital Account).

(a)	Any amount of capital contributed by a Corporate Member to the Evercore LLP which is not credited to the Regulatory Capital Account shall be credited to that Corporate Member’s Capital Account. The Corporate Members acknowledge and agree that, following the contributions referred to in clause 12.3, their respective Capital Accounts shall be credited as follows on the Effective Date:

Member	Capital

EPL	£9,999,000
EHL	£1,000
(b)	EPIL acknowledges and agrees that, following the contribution referred to in clause 12.4, its Capital Account shall be credited as follows on the Effective Date:

Member	Capital

EPIL	£1

12.7 Upon becoming a Senior Managing Director, each Senior Managing Director shall make a contribution of £5,000 (or such other amount as has been approved by a Super Majority of the Senior Managing Directors) to the capital of the Evercore LLP, in each case such amount to be credited to that Senior Managing Director’s Capital Account.

12.8 No Member shall have any right, directly or indirectly, to withdraw or receive back any part of the amount standing to the credit of its Capital Account except (i) following a determination of the Executive Committee under clause 12.10; (ii) upon winding-up of the Evercore LLP pursuant to clause 39; (iii) in accordance with the provisions for repayment of Outgoing Members under clause 19.3; or (iv) with respect to interest in accordance with clause 12.13 below.

12.9 Without prejudice to clause 12.5, if the Executive Committee determines, acting with the agreement (or on the instructions) of the EHL Corporate Member (who shall take into account the Working Capital requirements of the Evercore LLP) that all the Members may withdraw a pro rata proportion of their respective capital contributions, each Member shall be entitled to receive such a withdrawal from its Capital Account accordingly.

12.10 On making any payment of capital to a Member under this clause, the Evercore LLP shall pay to him the interest accrued thereon up to (but excluding) the date of payment but subject to any deduction or withholding required by law.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

12.11 Interest shall be payable by the Evercore LLP on amounts credited to the Capital Accounts of the Members at the Capital Interest Rate.

12.12 Until such time as any credit on a Capital Account is repaid, interest on any credit on a Capital Account will accrue from day to day and will be calculated on the basis of a 365-day year (or in the case of a leap-year, a 366-day year).

12.13 The Executive Committee may, at its absolute discretion, either:

(a)	pay all or part of the accrued interest on the principal amount of any credit on a Capital Account (subject to any requirement to deduct or withhold tax therefrom) in arrears on each Accounting Reference Date (or, if in any year that day is not a Business Day, on the last Business Day prior thereto) in each year (the Interest Payment Date); or

(b)	allow such accrued interest which is not so paid to be rolled up and continue to accrue interest until paid,

provided that the Evercore LLP shall be required to deal on the same basis with all of the Members on each Interest Payment Date.

12.14 All interest payments arising in respect of each Capital Account shall be credited to the Current Account of the Member concerned and shall be treated as an expense of the Evercore LLP.

13. FURTHER CAPITAL FUNDING

13.1 Subject to clause 13.8, each Corporate Member undertakes that, if the Executive Committee determines that funding from the Members is required for the purposes of the Evercore LLP, it will contribute capital to the Evercore LLP on such terms as the Executive Committee (with the approval of the Corporate Member Representative) shall specify (a Corporate Member Capital Call). The requirement for Corporate Member Representative approval shall not apply to a Corporate Member Capital Call which is necessary pursuant to clause 12.1 or 12.2.

13.2 No call for capital shall be made to Senior Advisers or Other Individual Members. No call for capital shall be made to Senior Managing Directors unless such a call is made by the Executive Committee with the prior approval of a Super Majority of the Senior Managing Directors and the Corporate Member Representative (a Senior Managing Directors’ Capital Call).

13.3 In any Senior Managing Directors’ Capital Call, no Senior Managing Director shall be requested to contribute more than his or her pro rata share of the total amount of additional capital to be contributed pursuant to this clause 13.3 (a Voting Member’s pro rata share of capital shall be calculated taking into account amounts standing to the credit of that Member’s Capital Account).

13.4 In the event of a Senior Managing Directors’ Capital Call, any Senior Managing Director shall have the right to notify the Executive Committee in writing that he or she does not wish to participate in that Senior Managing Directors’ Capital Call.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

13.5 Non-participation in any Senior Managing Directors’ Capital Call may result, if the Executive Committee so determines, in the immediate removal of that Senior Managing Director as an Individual Member in accordance with clause 18 and any Senior Managing Director so removed shall be deemed to be a Good Leaver unless there are circumstances at the Date of Outgoing (whether or not known to the Executive Committee at that date) which would entitle the Executive Committee to give notice to that Senior Managing Director that he was being Removed with Cause.

13.6 All capital contributed by a Member pursuant to clause 12.1, 12.2, 12.8, 13.1 or 13.2 shall be treated as a capital contribution and credited to its respective Capital Account or (in the case of any Corporate Member) Regulatory Capital Account, as specified by the Executive Committee.

13.7 Individual Members shall not be obliged to provide guarantees to support the Evercore LLP’s financing commitments.

13.8 No call shall be made for Members to contribute any further capital on the insolvency of the Evercore LLP.

14. DISTRIBUTION AND ALLOCATION OF PROFITS

14.1 There shall be established for each Member a current account (a Current Account), which shall initially have a balance of zero and shall be adjusted as follows:

(a)	the amount of any Income Profit or Capital Profit allocated to a Member shall be credited to the Current Account of that Member;

(b)	the amount of any Income Loss or Capital Loss allocated to a Member shall be debited from the Current Account of that Member;

(c)	any amount distributed to HMRC on behalf of an Individual Member shall be debited from the Current Account of that Individual Member; and

(d)	the amount of any Distributable Cash paid to a Member shall be debited from the Current Account of that Member.

14.2 Irrespective of whether there has been a determination of Income Profit (or Income Loss) and Capital Profit (or Capital Loss) in respect of a period pursuant to clause 14.1, the Executive Committee shall determine the amount of cash to be distributed to Members in respect of that period pursuant to clause 14.3 (such amount, Distributable Cash), provided that they shall not agree to distribute an amount that would cause the Evercore LLP to be in breach of its regulatory capital requirements. For the avoidance of doubt, the amount of Distributable Cash in respect of a period may be greater than the amount of Income Profit, and shall not be constrained by the existence of Income Loss, in respect of that period.

14.3 All Distributable Cash with respect to a period, as determined in accordance with clause 14.2, shall, subject to clause 31, be distributed to Members by debiting or crediting their respective Current Accounts in accordance with the following order of priority:

(a)	first, with respect to each Individual Member, by the payment to that Individual Member of the Drawings and Other Benefits set out in the Schedule of Terms in place between that Member and the Evercore LLP;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(b)	second, with respect to each Member, including the Corporate Members, by the payment to that Member of a discretionary amount the value of which shall be determined at the absolute discretion of the Executive Committee in accordance with the Profit Sharing Principles and, for the avoidance of doubt, such amount may be nil (each such amount a Discretionary Amount, and collectively, the Discretionary Amounts); and

(c)	third, with respect to each Member, by the payment to that Member of his or her share of any balance of Distributable Cash remaining following the payment of Drawings, Other Benefits and Discretionary Amounts under sub-paragraphs (a) and (b) of this clause 14.3, such share to be in proportion to the number of equity points (Equity Points) allocated to that Member as compared to the total number of Equity Points allocated to all Members (each such amount an Equity Point Amount and collectively, the Equity Point Amounts). The number of Equity Points allocated to each Member shall be as follows:

(i)	EPL: 120,000 Equity Points (or such other number of Equity Points as shall be specified by the Executive Committee as allocated to EPL from time to time);

(ii)	EHL: 200 Equity Points (or such other number of Equity Points as shall be specified by the Executive Committee as allocated to EHL from time to time);

(iii)	EPIL: 1 Equity Point (or such other number of Equity Points as shall be specified by the Executive Committee as allocated to EPIL from time to time); and

(iv)	each Individual Voting Member: 100 Equity Points (or such other number of Equity Points as shall be specified by the Executive Committee as allocated to that Individual Voting Member from time to time).

14.4 Income Profit shall be allocated amongst Members at the discretion of the Executive Committee in accordance with the Profit Sharing Principles, and respectively credited to and debited from their respective Current Accounts in accordance with clause 14.1, in a manner consistent with the manner in which Distributable Cash is distributed to Members in accordance with clause 14.3. Income Losses and Capital Losses shall be allocated to the Corporate Members or, with the approval of a Super Majority of the Senior Managing Directors, amongst Members pro rata to their capital contributions to the LLP. For the avoidance of doubt, when exercising its discretion in accordance with the Profit Sharing Principles, in circumstances where Distributable Cash has been distributed to an Individual Member with respect to a period in excess of the Income Profit available for that period, the Executive Committee shall have the ability to allocate an amount of Income Profit to that Individual Member equal to the amount of Distributable Cash paid to him or her and allocate an equal and corresponding amount of Income Loss to the Corporate Members. To the extent that any Income Profit or Capital Profit which is not Distributable Cash is allocated to an Individual Member, the LLP will pay an additional amount of Distributable Cash to that Individual Member to satisfy any liabilities to tax arising from such allocation.

14.5 All disallowable expenses shall be for account of the Corporate Members and shall be allocated to them unless a Super Majority of the Senior Managing Directors and the EHL Corporate Member each approve any disallowable expenses being allocated to one or more Individual Members, in which case the LLP will pay an additional amount of Distributable Cash to each such Individual Member to satisfy any liability to tax arising from such allocation.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

14.6 To the extent that a Member’s Current Account goes into deficit, then any distribution of Distributable Cash payable to that Member in accordance with clause 14.3 (other than a distribution of Distributable Cash to an Individual Member in respect of his or her Drawings or Other Benefits) may be set-off against such deficit and the amount actually paid to that Member reduced accordingly. A Member shall, if so required by the Executive Committee, promptly repay the amount of any such deficit.

14.7 Interest at the Capital Interest Rate shall be charged to any Member who after the end of any Financial Period has a debit balance on his Current Account. All such interest shall accrue on a day to day basis and shall be paid annually in arrears.

14.8 Each of the Members shall be entitled with effect from six weeks after the end of each Financial Period to the amount of interest earned by the Evercore LLP on the amount of his or her share of any Distributable Cash determined in respect of that Financial Period which the Executive Committee determines is to be left on current account in the Evercore LLP after deducting any amount which is retained in respect of special distributions which the Executive Committee determines will need to be made pursuant to clause 31.1. All such interest shall be paid annually in arrears.

14.9 Subject to any contrary determination by the Executive Committee from time to time, any Capital Profit shall be allocated in accordance with the Profit Sharing Principles.

15. ADMISSION OF MEMBERS

15.1 The Executive Committee may admit any person as a new Member of the Evercore LLP at any time provided that the requirements of clause 15.2 are complied with.

15.2 The admission of a new Member by the Executive Committee shall be effective only if:

(a)	with respect to a new Senior Managing Director, the consent of the EHL Corporate Member has been obtained (such approval may be withheld or given in the EHL Corporate Member’s absolute discretion);

(b)	the FSA has approved such person to perform the Controlled Function which that person will perform;

(c)	if relevant, the new Member has agreed to become a Voting Member and be bound by all the provisions of this Deed in accordance with clause 2.2 or 2.3 as appropriate; and

(d)	if relevant, the new Member has agreed to become a Senior Adviser or Other Individual Member and to be bound by all the provisions of this Deed in accordance with clause 2.2.

15.3 Upon admission of a new Member, the Designated Members shall notify the registrar of companies accordingly.

15.4 The Designated Members shall maintain a register of Members.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

16. RETIREMENT OF MEMBERS

16.1 Any Individual Member may retire from the Evercore LLP by giving such period of written notice as is specified in his or her Schedule of Terms to the Executive Committee of his or her intention to retire from the Evercore LLP, or such other period of notice as the Executive Committee may have agreed with such Member (or in the case of a Corporate Member, on 5 days’ written notice).

16.2 Any Individual Member who agrees to cease to be engaged in the day to day conduct of the Business of the Evercore LLP but will remain engaged in the conduct of the business of the Evercore Group shall resign from the Evercore LLP on such notice as may be required by the Executive Committee and shall not be deemed to have become either a Good Leaver or a Bad Leaver pursuant to the terms of this Deed or that Member’s Schedule of Terms.

17. PROMOTION AND CHANGE IN ROLE OF MEMBERS

17.1 The Executive Committee may promote any Senior Adviser or Other Individual Member to the position of Senior Managing Director or change the role of a Senior Managing Director to that of Senior Adviser provided that the relevant requirements of clause 17.2 or clause 17.3, as appropriate are met.

17.2 The promotion of a Senior Adviser or Other Individual Member to the position of Senior Managing Director shall be effective only if:

(a)	the consent of the EHL Corporate Member has been obtained (such approval may be withheld or given in the EHL Corporate Member’s absolute discretion); and

(b)	that Senior Adviser or Other Individual Member has duly executed and delivered a Schedule of Terms relevant to his or her new position as a Senior Managing Director.

17.3	The change in position of a Senior Managing Director to a position of Senior Adviser shall be effective only if:

(a)	the consent of the EHL Corporate Member has been obtained (such approval may be withheld or given in the EHL Corporate Member’s absolute discretion); and

(b)	that Senior Managing Director has duly executed and delivered a Schedule of Terms relevant to his or her new position as a Senior Adviser (in which case that Individual Member shall not have any grounds for claiming that they were Constructively Dismissed as a result of their change in position).

18. REMOVAL OF MEMBERS

18.1 Subject to clause 18.3, any Individual Member may be Removed without Cause from the membership of the Evercore LLP by the CEO, with the consent of the Executive Committee, by giving to that Individual Member (other than in circumstances where he or she is Constructively Dismissed) such period of written notice as is specified in clause 13.3 of his or her Schedule of Terms.

18.2 Subject to clause 18.3, any Individual Member may be Removed with Cause from the membership of the Evercore LLP by the CEO acting fairly, reasonably, on an informed basis and in good faith, with the consent of the Executive Committee, with immediate effect by providing written notice to that Individual Member.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

18.3 For the avoidance of doubt, an Individual Member who is a Senior Managing Director shall not, in any circumstances, be removed from the membership of the Evercore LLP without the prior consent of the EHL Corporate Member, which consent shall always be required for such removal.

18.4 Upon an Outgoing Member ceasing to be a Member, the Designated Members shall notify the registrar of companies accordingly.

19. PROVISIONS RELATING TO OUTGOING MEMBERS

19.1 Where a person has ceased to be a Voting Member of the Evercore LLP for whatever reason neither he nor any successor in title may exercise any Voting Rights or interfere in any way in the management or administration of any Business or affairs of the Evercore LLP.

19.2 Without prejudice to clause 19.3, an Outgoing Member is not entitled to any share or interest in the property or profit of the Evercore LLP arising after the Outgoing Member’s Date of Outgoing and any Schedule of Terms in place between an Outgoing Member and the Evercore LLP shall terminate on that Outgoing Member’s Date of Outgoing.

19.3 Upon any person ceasing to be a Member, the Outgoing Member shall:

(a)	receive any Drawings and Other Benefits which the Outgoing Member is entitled to receive in respect of the period prior to their Date of Outgoing, subject always to that Member’s Schedule of Terms;

(b)	receive the balance standing to the credit of that Member’s Capital Account and Current Account, which shall be repaid to an Outgoing Member by the Evercore LLP together with accrued interest (subject to any requirement to deduct or withhold tax therefrom) on their Date of Outgoing;

(c)	forfeit all Equity Points which have been allocated to the Outgoing Member, such that the Equity Points allocated to the Outgoing Member shall become zero with effect from that Outgoing Members’ Date of Outgoing; and

(d)	if the Outgoing Member is a Good Leaver, retain any Deferred Compensation Award which was awarded in respect of any Financial Period ending prior to the Date of Outgoing and such other amounts as the Executive Committee shall, in its sole and absolute discretion, consider to be reasonable having regard to the Profit Sharing Principles and the performance of such Outgoing Member in respect of the period prior to the date of his or her Date of Outgoing,

Provided always that:

(e)	the Executive Committee shall be entitled to retain a sum sufficient to discharge any tax for which the Evercore LLP may be liable in respect of the Outgoing Member’s share of the profits or in respect of any other amounts paid or payable to the Outgoing Member in respect of any period prior to the date of his death or of the date of his otherwise ceasing to be a Member; and

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(f)	the Executive Committee shall be entitled to retain a sum sufficient to cover the proportion of any claim against the Evercore LLP for which any Outgoing Member may be liable (other than any claim arising under the Sale and Purchase Agreement or any claim for which the Outgoing Member is indemnified pursuant to clause 28), which the Executive Committee reasonably expect, will or may be made and for which the Outgoing Member will or may be responsible in whole or in part.

19.4 For the purposes of this clause 19, an Outgoing Member shall be a Good Leaver if he or she ceases to be a Member by reason, or following the occurrence, of:

(a)	death;

(b)	Permanent Incapacity;

(c)	being Removed without Cause;

(d)	a Terminating Material Breach;

(e)	Qualifying Retirement; or

(f)	any other circumstances where the Executive Committee and the EHL Corporate Member declare him to be a Good Leaver,

PROVIDED in each case that there are no circumstances at the Date of Outgoing (whether or not known to the Executive Committee at that date) which would entitle the Executive Committee to give notice to that Member that he was being Removed with Cause.

If an Outgoing Member is not a Good Leaver by virtue of this clause 19.4, he shall be deemed to be a Bad Leaver, and the provisions of clause 19.3(d) shall accordingly not apply to such Outgoing Member.

19.5 With effect from the Date of Outgoing, any amounts owing to an Outgoing Member shall be recorded as third party liabilities of the Evercore LLP rather than as standing to the credit of the Capital Account or Current Account.

19.6 An Outgoing Member who is a Good Leaver by virtue of clause 19.4(b) shall be entitled to apply to the Executive Committee to be reinstated as a Member on the same terms as applied prior to the Date of Outgoing if, within two years of the Date of Outgoing, that Member has, in the reasonable opinion of the Executive Committee, recovered sufficiently to be able to perform their duties in accordance with their Schedule of Terms. The decision of the Executive Committee on whether to readmit any Outgoing Member will be final and binding.

20. RESTRICTIVE COVENANTS

20.1 The restrictive covenants applying to each Individual Member shall be set out in the Schedule of Terms agreed between that Member and the Evercore LLP.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

21. MATERIAL BREACH

21.1 The following actions by a Corporate Member shall constitute a Potential Material Breach:

(a)	following notification by the Executive Committee in accordance with clause 12.1, a breach of clause 12.1 (regulatory capital) by a Corporate Member or any other act or omission by the Corporate Member which, in either case, causes the Evercore LLP to no longer be authorised by the FSA;

(b)	following notification by the Executive Committee in accordance with clause 12.2, a breach of clause 12.2 (working capital) by a Corporate Member (where the amount of any Working Capital shortfall is in excess of £2,000,000;

(c)	a breach of clause 29 (insurance) by a Corporate Member such that the insurance coverage available to the Evercore LLP and/or the Members is less than the higher of (i) £10,000,000; and (ii) the insurance coverage maintained for the benefit of the directors and officers of Evercore Partners L.P. provided, however, that if there is (x) a material worsening in the availability of professional indemnity coverage as compared to the position at the date hereof; and (y) Evercore Partners L.P. acquires insurance for the partners of Evercore Partners L.P. at below £10,000,000 level of coverage and provides insurance coverage at the same level to the Evercore LLP and/or the Members, the failure to maintain insurance coverage of at least £10,000,000 for the Members shall not result in a Potential Material Breach; or

(d)	a material breach of the Profit Sharing Principles or a material amendment being made to the Profit Sharing Principles other than in accordance with the terms of this Deed;

(e)	implementing any matters set out in paragraphs (a) to (e) of Part B of Schedule 3 without the approval of a Majority of the Senior Managing Directors.

21.2 A Potential Material Breach shall become a Terminating Material Breach where, following notice being served on them of the occurrence of a Potential Material Breach, a Majority of the Senior Managing Directors confirm by notice in writing to the Corporate Member and the Evercore LLP that they believe a Potential Material Breach has occurred and such Potential Material Breach is not remedied to the satisfaction of the Majority of the Senior Managing Directors acting reasonably within 20 Business Days of such notice being served (except in the case of paragraph (a) where the remedy period shall be limited to 5 Business Days and paragraph (b) where the remedy period shall be 30 Business Days). The Evercore LLP shall notify all Members of the existence of a Terminating Material Breach promptly upon being notified by a representative of the Majority of the Senior Managing Directors that they believe this to be the case.

21.3 Any Individual Member who ceases to be a Member while there is an outstanding Terminating Material Breach shall, unless there are circumstances at the Date of Outgoing (whether or not known to the Executive Committee at that date) which would entitle the Executive Committee to give notice to that Member that he was being Removed for Cause:

(a)	be a Good Leaver in terms of this Deed and his or her relevant Schedule of Terms; and

(b)	no longer be subject to the notice requirements and restrictive covenants in clauses 13.1 and 14 respectively of the Members’ relevant Schedule of Terms,

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

but shall have no other remedy against the Evercore LLP or the Corporate Members whatsoever in respect of such Terminating Material Breach, without prejudice to any claim which such Individual Member may have with respect to any remuneration or other liquidated sum due and owing to him under this Deed or his Schedule of Terms.

22. INFORMATION TO BE PROVIDED TO MEMBERS

22.1 The Voting Members shall be entitled to receive the following information on a timely basis:

(a)	copies of the management accounts of the Evercore LLP for each month;

(b)	copies of the Accounts for each Financial Period;

(c)	copies of the minutes of any Partnership Meeting and notice of the nature of the business to be discussed at any forthcoming Partnership Meeting;

(d)	any information relating to taxation as referred to in clause 31;

(e)	the latest Annual Budget approved by the Executive Committee and the EHL Corporate Member; and

(f)	all other information reasonably requested at any meeting of the Evercore LLP for the purpose of carrying on the Business, (other than Executive Committee information in relation to the distribution and allocation of profits in accordance with clause 14 which only the EHL Corporate Member and the Executive Committee Representatives shall be entitled to receive).

22.2 The Senior Advisers and Other Individual Members shall be entitled to receive the following information on a timely basis:

(a)	copies of the Accounts for each Financial Period;

(b)	copies of the minutes of any Partnership Meeting and notice of the nature of the business to be discussed at any forthcoming Partnership Meeting; and

(c)	any information relating to taxation as referred to in clause 31.

23. RIGHTS, DUTIES AND LIABILITIES AS MEMBERS

23.1 Subject to clause 27.2, the aggregate liability of each Member to the Evercore LLP shall not exceed its outstanding obligations (if any) to make capital contributions under this Deed in respect of its Capital Account. Notwithstanding any other provision of this Deed, it is the intention of the parties that, in accordance with the Act and to the fullest extent permitted by law, no Member shall have any personal liability for the Evercore LLP’s obligations because of its status as a Member.

23.2 No Member shall have any liability under this Deed or as a Member except as expressly provided in this Deed or under the Act.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

23.3 Without prejudice to clause 26.1, the Members shall not owe fiduciary duties to each other or to the Evercore LLP.

23.4 The default provisions under Regulations 7 and 8 of the Limited Liability Partnerships Regulations 2001 shall not apply and the provisions of this Deed shall apply in their place.

23.5 The right contained in s994(1) of the Companies Act is excluded.

24. SERVICE COMPANY

24.1 The Executive Committee and the EHL Corporate Member shall use their reasonable endeavours to procure that EGSL (or such other member of the Evercore Group as the EHL Corporate Member and the Executive Committee shall agree) shall provide services to the Evercore LLP on and subject to the terms of the Evercore LLP Services Agreement.

25. BANKING ARRANGEMENTS

25.1 The bankers of the Evercore LLP shall be Coutts & Co or such other bankers as the Executive Committee and the EHL Corporate Member shall from time to time decide.

25.2 All monies of the Evercore LLP shall be paid into the Evercore LLP’s bank account to the credit of the Evercore LLP.

25.3 The Executive Committee and the EHL Corporate Member shall make such regulations as they from time to time see fit for opening, operating or closing Evercore LLP bank accounts and for providing the moneys required for current expenses.

26. INDIVIDUAL MEMBERS’ OBLIGATIONS TO DEVOTE TIME TO THE BUSINESS

26.1 Each Individual Member shall be just and faithful to the other Members in all transactions relating to the Evercore LLP and (save only for Individual Members devoting such time as is reasonable and necessary to carry out activities to which consent has been given the Executive Committee) shall diligently and faithfully perform his duties on the basis set out in his Schedule of Terms, devoting all of the working hours agreed in his Schedule of Terms to carrying on and conducting the Business for the greatest advantage of the Evercore LLP. Without prejudice to the generality of the foregoing, and in particular without prejudice to the obligation of each Individual Member to further the interests of the Evercore LLP, each Individual Member shall continue to act in good faith with regards to all the other Members and each Outgoing Member shall continue to act in good faith with regards to each other Member, Outgoing Member and the Evercore LLP.

26.2 Each Individual Member shall keep the Executive Committee promptly and fully informed of his conduct of the Business and provide such explanations in connection therewith as the Executive Committee may reasonably require.

26.3 Each of the Individual Members shall be entitled to be absent from the Evercore LLP for such period or periods as are permitted in accordance with the Schedule of Terms agreed between that Member and the Evercore LLP.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

27. RESTRICTIONS ON INDIVIDUAL MEMBERS’ ACTIVITIES

27.1 No Individual Member shall:

(a)	undertake or transact any particular business on behalf of the Evercore LLP without the prior consent of the Executive Committee or after being requested in writing not to do so by the Executive Committee;

(b)	without the prior written consent of the Executive Committee:

(i)	engage or dismiss any employee of the Evercore LLP or of any member of the Evercore LLP Group;

(ii)	sell, purchase, invest or otherwise employ any of the moneys, goods, effects or any other property of the Evercore LLP except in the ordinary course of the Business;

(iii)	draw, accept or sign any bill of exchange, promissory note or cheque or contract any debt on account of the Evercore LLP or in any manner pledge the credit of the Evercore LLP, except in the ordinary course of business and on the account or for the benefit of the Evercore LLP;

(iv)	compound or release any debt or liability to the Evercore LLP; or

(v)	lend any moneys belonging to the Evercore LLP;

(c)	without the prior written consent of the Executive Committee:

(i)	assign their interest in the Evercore LLP or any part thereof or give to any person an interest therein (provided that in any event no such assignee or person shall be permitted to interfere in the management or administration of any business or affairs of the Evercore LLP);

(ii)	borrow any money from any client of the Evercore LLP or any client of the Evercore Group (or any director or employee of any such client) other than on terms available to the general public;

(iii)	permit the whole or any part of their share of the property of the Evercore LLP to be mortgaged or charged for either their separate debts or the debts of any other person or business; or

(iv)	enter into any guarantee or bond or become bail, surety or security with or for any person or do or knowingly suffer anything whereby or by reason whereof the capital or effects of the Evercore LLP may be seized, attached or taken in execution.

27.2 Any Individual Member who breaches clause 27.1 shall be liable to the Evercore LLP and the other Members for any loss suffered by them (whether individually or collectively) in consequence of that breach, and (i) the limitation of liability contained in clause 23.1, and (ii) the indemnity in favour of that Individual Member under clause 28, shall not apply in respect of any loss suffered in consequence of that action.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

28. INDEMNITY

28.1 Subject to clause 27.2, each Individual Member shall be entitled to be indemnified by the Corporate Members and Evercore LP against all Liabilities suffered as a result of being a Member (other than as a result of bad faith, wilful misconduct or fraud by that Individual Member). This right to indemnification shall not be affected by termination or amendment of this Deed or termination of the Evercore LLP. For the avoidance of doubt, an Individual Member’s right to indemnification and payment of legal fees and expenses under this clause 28 shall not terminate upon that Individual Member ceasing to be a Member of the Evercore LLP.

28.2 In the event that an Individual Member requests indemnification under clause 28.1 and such indemnification is not provided within 20 Business Days of such request, that Individual Member shall, if he or she ceases to be a Member within three months after the expiry of such 20 Business Day period, be entitled to be retrospectively treated as Good Leaver in the event of (a) a judgment of a court of competent jurisdiction that is not appealed by the EHL Corporate Member within 20 Business Days that the Individual Member concerned was, in the circumstance concerned, entitled to indemnification under clause 28.1; and (b) the Corporate Members and Evercore LP having failed to so indemnify that Individual Member.

29. INSURANCE

29.1 The Corporate Members shall procure that the Evercore LLP shall maintain at its own expense insurance cover for the benefit of Individual Members in respect of employers liability, directors and omissions insurance and errors and omissions insurance which shall offer no less effective protection than the insurance coverage maintained by Evercore Partners Inc. for its directors and offices. For the avoidance of doubt, the Evercore LLP shall not be obliged to maintain insurance for an Outgoing Member following that Outgoing Member’s Date of Outgoing.

30. ACCOUNTS

30.1 The initial auditors of the Evercore LLP shall be Deloitte & Touche LLP.

30.2 The accounts in respect of each Financial Period shall be prepared in accordance with the requirements of the Act and with generally accepted accounting standards and principles in the United Kingdom and consistent with earlier periods (Accounts). Subject thereto, the accounting policies of the Evercore LLP shall be as agreed by the Executive Committee and the EHL Corporate Member and the Accounts shall be approved by the Members in Partnership Meeting. The Executive Committee shall seek to ensure that the Accounts are audited by the auditors and submitted to the Members for approval within 6 months of each Accounting Reference Date.

30.3 Each Member shall be bound by every such set of Accounts, except that if any material error is found in any Accounts by any Member and notified to the other Members not more than 3 months following the signing of such Accounts such error shall be rectified.

30.4 The Executive Committee shall seek to ensure that an Annual Budget is submitted to the EHL Corporate Member for approval within one month of the commencement of each Financial Period or such earlier date as the Executive Committee and the EHL Corporate Member agree and that management accounts for the Evercore LLP Group are prepared on a monthly basis showing performance against the Annual Budget.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

31. TAXATION

31.1 Each Individual Member shall be entitled to special distributions on account of his share of the Distributable Cash of the Evercore LLP (whether of an income or capital nature) sufficient to discharge:

(a)	such Individual Member’s personal liability to pay income tax or capital gains tax to the extent that such liability does not exceed what it would have been if his only source of income or capital gains were his share of the Distributable Cash of the Evercore LLP; and

(b)	such Individual Member’s personal liability to pay National Insurance contributions attributable to him in respect of the Distributable Cash of the Evercore LLP,

and the Executive Committee shall procure that the Evercore LLP shall maintain reserves (Tax Reserves) on behalf of each Individual Member such that the special distributions envisaged by this clause 31.1 can be made.

31.2 Each special distribution arising under clause 31.1 shall not be paid to the Individual Member but shall be paid to HMRC on his behalf in settlement of any relevant liability and each Individual Member authorises any member of the Executive Committee to arrange for such payment to be made and the Executive Committee shall procure that such payments are made by the date they fall due. Any interest or penalties arising due to late payments shall be for the account of the Evercore LLP and not, directly, any affected Individual Member(s).

31.3 Each Individual Member shall be entitled to receive all interest earned by the Evercore LLP on the Tax Reserves attributable to that Individual Member.

31.4 The Executive Committee shall procure that:

(a)	there shall be duly delivered to HMRC any return or statement required to be made on behalf of the Evercore LLP relating to the income, profits and capital gains of the Evercore LLP;

(b)	there shall be provided to each Individual Member such information as he requires to enable him to file with HMRC any return or self-assessment relating to his share of the income, profits or capital gains of the Evercore LLP;

(c)	each Individual Member shall be kept promptly informed of any enquiry into or amendment of any such return or statement delivered to HMRC on behalf of the Evercore LLP to the extent that is relevant to any return or self-assessment made or to be made by such Individual Member; and

(d)	if the appropriate circumstances arise, such information shall be provided to an Individual Member where that is necessary to support a claim by him to HMRC that any payments that otherwise are to be made by him on account of income tax for any year of assessment should be reduced or should not be required.

31.5 Each Individual Member shall provide the Evercore LLP with the information relating to any tax payable by the Individual Member which is to be paid on his behalf

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

pursuant to clause 31.1, including the applicable HMRC reference number for that Member. Subject to its having received such information from any Individual Member, the Evercore LLP shall, not less than 10 Business Days before the due date payment of any such tax, be required to notify the Individual Member of the amount of tax which shall be so paid on his behalf on or before the due date of payment.

32. CONFIDENTIALITY AND ANNOUNCEMENTS

32.1 Each Individual Member and each Corporate Member shall at all times use its best efforts to keep confidential all commercial and technical information which it may acquire in relation to the Evercore Group or the Business or in relation to the customers, clients, business or affairs of any other Member (or its Affiliates). No Individual Member and no Corporate Member shall use or disclose such information except with the consent of the other Members or, in the case of information relating to the Evercore Group, for the purpose of advancing the Business. This restriction shall not apply to any information:

(a)	which is publicly available or becomes publicly available through no fault of the Member wishing to use or disclose the information;

(b)	which that Member can demonstrate was already in its possession or was independently developed by that Member or on its behalf;

(c)	which is obtained by that Member from a third party which did not acquire or hold the information under an obligation of confidentiality; or

(d)	to the extent that it is required to be disclosed by law or by the rules of any recognised stock exchange or regulatory body.

32.2 Each Corporate Member shall use all reasonable efforts to ensure that its employees and agents and any Affiliate, including its employees and agents (if any), observe this duty of confidentiality.

32.3 No announcement in connection with the subject matter of this Deed shall be made or issued by or on behalf of any of the Members or the Evercore LLP without the prior written approval of the Executive Committee (such approval not to be unreasonably withheld or delayed) except as may be required by law or by any stock exchange or by any governmental authority.

32.4 The provisions of this clause 32 shall survive any termination of this Deed.

33. TRANSFERS OF PARTNERSHIP INTEREST

33.1 Provided that the provisions of this clause 33 are met, a Corporate Member shall be entitled at any time to transfer all of its interest in the Evercore LLP to any other wholly owned member of the Evercore Group.

Any contract entered into between a Corporate Member and another wholly owned member of the Evercore Group for the transfer of that Corporate Member’s interest in the Evercore LLP to that other person (a Transfer Agreement) shall only become effective once:

(a)	each of the conditions set out in sub-clauses 15.2(b) and 15.2(c) are satisfied with respect to that other person; and

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(b)	that Corporate Member has given notice of its intention to retire from the Evercore LLP to the Executive Committee.

33.2 If, pursuant to a Transfer Agreement, an Outgoing Corporate Member retires from the Evercore LLP and another person is admitted as a new Member, then:

(a)	the provisions of clauses 19.2 to 19.6 shall not apply with respect to that Outgoing Corporate Member; and

(b)	the Capital Account of that Outgoing Corporate Member shall be deemed to become the Capital Account of the new Member and any amounts contributed by that Outgoing Corporate Member to the Regulatory Capital Account shall be deemed to be amounts contributed to the Regulatory Capital Account by the new Member.

34. ASSIGNMENT

Without prejudice to the provisions of clause 33, no Member shall transfer, assign, encumber, charge, mortgage or otherwise deal with any or all of its interest in the Evercore LLP without obtaining the prior written consent of the Executive Committee and the EHL Corporate Member.

35. SALE OF THE EVERCORE LLP

In the event of a sale of all, or substantially all, of their interests in the Evercore LLP by the Corporate Members other than in accordance with clause 33.1, any Deferred Compensation Award granted to a Member prior to that date shall vest upon such sale and become immediately transferable.

36. PAYMENTS OF SEPARATE DEBTS

36.1 Each Member shall punctually pay and discharge his separate debts (including without limitation any assessment to tax on his separate income, not being income arising out of the Evercore LLP) and engagements, whether present or future, and shall at all times indemnify the other Members and each of them and their respective personal representatives and the capital and effects of the Evercore LLP against the said debts and engagements and all actions, proceedings, costs, claims and demands in respect thereof.

37. NATURE OF PARTNERSHIP

37.1 Otherwise than as Members of the Evercore LLP and as set out in this Deed, nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the parties.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

38. AMENDMENTS

38.1 The Executive Committee may review the provisions of this Deed and of the Schedule of Terms agreed with each of the Members from time to time, including without limitation whenever the admission of a new Member to the Evercore LLP is being contemplated. Any such revision shall only apply:

(a)	with the consent of the EHL Corporate Member and of a Super Majority of the Senior Managing Directors; or

(b)	in the case of a revision to the Schedule of Terms agreed with a Senior Managing Director, with the consent of the relevant Member, the EHL Corporate Member and the Executive Committee; or

(c)	in the case of a revision to the Schedule of Terms which applies to all Senior Managing Directors, with the consent of a Majority of the Senior Managing Directors, the EHL Corporate Member and the Executive Committee; or

(d)	in the case of a revision to the Schedule of Terms agreed with a Senior Adviser, with the consent of the relevant Member and the Executive Committee; or

(e)	in the case of a revision to the Schedule of Terms which applies to all Senior Advisers (but not the Senior Managing Directors), with the consent of a Majority of the Senior Advisers and the Executive Committee; or

(f)	in the case of a revision to the Schedule of Terms agreed with any Other Individual Member, with the consent of the relevant Member and the Executive Committee; or

(g)	in the case of a revision to the Schedule of Terms which applies to all Other Individual Members (but not the Senior Managing Directors), with the consent of a Majority of the Other Individual Members and the Executive Committee.

39. TERMINATION AND WINDING-UP

39.1 This Deed shall continue in full force and effect for so long as at least two Members hold their respective interests in the Evercore LLP or until the Evercore LLP is wound up or dissolved pursuant to law, by agreement of the Members or in accordance with this Deed.

39.2 In the event of the winding up of the Evercore LLP, no Member (past or present) shall be obliged to contribute to the assets of the Evercore LLP under s74 of the Insolvency Act.

39.3 In the event of a solvent voluntary winding-up of the Evercore LLP:

(a)	the amounts standing to the credit of the Members’ Current Accounts at the commencement of the Financial Period shall be returned to the Members in priority to the distribution of any profits or losses arising during the Financial Period;

(b)	the Members shall be entitled to be allocated such profits of the Evercore LLP, for the period up until the date of such termination or the date the resolution for voluntary winding-up was passed, to which they would have been entitled in accordance with clause 14;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(c)	the assets of the Evercore LLP remaining after payment of its liabilities (and the operation of sub-paragraphs (a) and (b) of this clause 39.3 above) shall be applied in returning to the Members the amounts standing to the credit of their Capital Accounts (and, if there are insufficient assets to return such amounts in full, then the available assets shall be applied pro rata as between the Members in proportion to the amount standing to the credit of their respective Capital Accounts) provided that the amount to be paid to EPL shall include any amount payable in accordance with clause 14.9; and

(d)	any remaining assets of the Evercore LLP shall be distributed amongst the Members in accordance with clause 14.

40. SEVERABILITY

If any provision of this Deed is found invalid or illegal, the remainder of this Deed shall be binding on the Members and shall be construed as if the invalid or illegal provision had been deleted from this Deed. The Members shall use all reasonable efforts to agree any substitute provisions for the invalid or illegal provision having, as close as practicable, the same commercial effect.

41. NOTICES

41.1 Any notice required to be given under this Deed shall be in writing and shall be delivered by one or more of the following means:

(a)	personally, in which case it shall be deemed to be given when left at the last known address of the relevant Member;

(b)	shall be deemed to be given two Business Days after it was posted;

(c)	in the case only of any Member other than any Outgoing Member, by e-mail, in which case it shall be deemed to be given one Business Day after it was sent, provided that the sender has not within that time been notified that the message did not reach the intended recipient, in which case the notice shall be deemed not to be given to that intended recipient, provided that if, under any of the above provisions, any such notice would otherwise be deemed to be given after 5 p.m. (local time) on a Business Day, or at any time on any other day, such notice shall be deemed to be given at 9 a.m. (local time) on the next Business Day.

41.2 In proving the giving of a notice under this clause 41, it shall be conclusive evidence to prove that it was left at the appropriate address or the envelope containing it was properly addressed and posted or the e-mail (if applicable) was sent to the relevant e-mail address, as the case may be.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

41.3 The addresses and e-mail address of the Corporate Members for the purpose of clause 41.1 are:

EPL	EHL

Address: 10 Hill Street, London W1J 5NQ	Address: 10 Hill Street, London W1J 5NQ

E-mail: hellen@Evercore.com	E-mail: hellen@Evercore.com

For the attention of: Joanna Hellen	For the attention of: Joanna Hellen

EPIL Address: 10 Hill Street, London W1J 5NQ E-mail: hellen@Evercore.com For the attention of: Joanna Hellen	Evercore LP Address: Evercore Partners, 55 East 52ND Street, 38th Floor, New York, NY 10055, United States of America E-mail: legal@evercore.com For the attention of: Adam B. Frankel

41.4 The address of each Individual Member for the purpose of clause 41.1 is as set out against his or her name in column 2 of the Register of Individual Members.

42. DISPUTES

42.1 If any dispute arises between any of the Members and/or the personal representatives of any Member concerning or arising out of this Deed or the Evercore LLP, the Members shall use their reasonable endeavours to resolve the matter on an amicable basis. If the parties are unable to settle the dispute by negotiation within 2 months, the parties shall attempt to settle it by mediation in accordance with the Centre for Dispute Resolution (CEDR) Model Mediation Procedure (the Model Procedure).

42.2 To initiate a mediation a party must give notice to each of the other Members requesting a mediation in accordance with clause 42.1 (the ADR Notice).

42.3 If there is any point on the conduct of the mediation (including as to the nomination of the mediator) upon which the parties cannot agree within 10 Business Days from the date of the ADR Notice, CEDR shall at the request of any party decide that point for each of the parties to the dispute, having consulted with them.

42.4 The mediation shall start not later than 20 Business Days after the date of the ADR Notice.

42.5 No party may start any court proceedings or arbitration in relation to any dispute concerning or arising out of this Deed or the Evercore LLP until they have attempted to settle it by mediation and that mediation has terminated.

42.6 Neither party may terminate the mediation until each party has made its opening presentation and the mediator has met each party separately for at least one hour. Thereafter, paragraph 14 of the Model Procedure shall apply.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

42.7 The mediation shall take place in London and the language of the mediation shall be English.

The Mediation Agreement referred to in the Model Procedure shall be governed by and construed and take effect in accordance with English law. The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of, or in connection with, the mediation.

43. CONFLICT WITH OTHER AGREEMENTS

43.1 If there is any inconsistency or conflict between (i) any provisions of this Deed and/or the Schedule of Terms of any Individual Member and (ii) any provisions of any other document or agreement that affects any Individual Member, then the provisions of this Deed and/or such Schedule of Terms shall prevail and such other documents shall be amended accordingly.

44. WHOLE AGREEMENT

This Deed (taken with any Deed of Adherence and any Schedule of Terms applicable to each Member) constitutes the whole agreement and understanding of that Member with respect to the subject matter of this Deed and none of the Members or the Evercore LLP has entered into this Deed in reliance upon any representation, warranty or undertaking by or on behalf of any Member or the Evercore LLP which is not expressly set out in it provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

45. GOVERNING LAW

45.1 This Deed shall be governed by and construed in accordance with English law.

45.2 If any party has any claim against another party arising out of or in connection with this Deed such claim shall be referred to the High Court of Justice in England, to the jurisdiction of which the Evercore LLP and each Member irrevocably submits.

46. NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

47. COUNTERPARTS

This Deed may be executed in any number of counterparts, and by each party on separate counterparts.

Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

SIGNATURE PAGE

IN WITNESS WHEREOF the Parties have executed this Deed the day and year first above written:

EXECUTED and DELIVERED as a DEED by EVERCORE PARTNERS LIMITED acting by	}
Director
a Director
Director/Secretary
and a Director/Secretary:

EXECUTED and DELIVERED as a DEED by EVERCORE PARTNERS INVESTMENT LIMITED acting by	}
Director
a Director
Director/Secretary
and a Director/Secretary:

EXECUTED and DELIVERED as a DEED by EVERCORE PARTNERS INTERNATIONAL LLP acting by	}
Designated Member
a Designated Member
Designated Member
and a Designated Member

EXECUTED and DELIVERED as a DEED by EVERCORE HOLDINGS LIMITED acting by	}
Director
a Director
Director/Secretary
and a Director/Secretary:

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

SIGNATURE PAGE

EXECUTED and DELIVERED as a DEED by EVERCORE LP acting by Evercore Partners Inc., its General Partner, acting by:	}

an Officer, in the presence of: Witness:	Signature:

Name:

Address:

Occupation:

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

SCHEDULE 1–FORM OF CORPORATE MEMBER DEED OF ADHERENCE

[THIS DEED OF ADHERENCE is made the [date] day of [month] 201[—] by [name, address, details] (hereinafter called the New Member).

WHEREAS

(A)	This Deed is supplemental to an amended and restated Limited Liability Partnership Deed [dated [date] [month] 2011 and made between (1) Evercore Partners Limited, (2) Evercore Holdings Limited; (3) Evercore Partners Investment Limited, (4) Evercore Partners International LLP, (5) Evercore LP and (6) The Persons set out in the Register of Individual Members (the Evercore LLP Deed).

(B)	The New Member has agreed to become a Member of the Evercore LLP on and with effect from the effective date of the Evercore LLP Deed and to be bound by all the provisions of the Evercore LLP Deed and to assume the obligations provided for in the Evercore LLP Deed on the terms as set out in this Deed.

NOW THIS DEED WITNESSETH as follows:

1. Terms and expressions defined in the Evercore LLP Deed shall have the same meaning where used in this Deed, except where the context otherwise requires.

2. The New Member shall contribute [—] to the capital account of the Evercore LLP immediately after execution of this Deed of Adherence (its Commitment).1

3. The New Member will hold its interest in the Evercore LLP beneficially and not as a nominee for others.

4. The New Member declares, represents and warrants that:

(a)	it has entered into this Deed solely on the basis of the information contained in the Evercore LLP Deed and not in reliance on any other information, statements, representations or warranties, whether oral or written whatsoever;

(b)	it understands and has evaluated all risks connected with becoming a Member of the Evercore LLP;

(c)	it is duly authorised and qualified to become a Member of, and is authorised to make its Commitment to, the Evercore LLP and the individual or individuals signing this Deed and giving these warranties on its behalf have been duly authorised by the New Member to do so and this Deed constitutes, and the Evercore LLP Deed will constitute, legal, valid and binding obligations on the New Member, enforceable against it in accordance with their terms; and

[1]

If one Corporate Member replaces another then the replacement of capital should be on a £ for £ basis. If an additional Corporate Member is appointed then its capital contribution should be as requested by the Executive Committee.

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(d)	any information that it has provided to the Evercore LLP or any other Member with respect to its financial position and business experience, is true, correct and complete as of the date of this Deed.

5.	This Deed shall take effect on the later of (i) the date it is executed, and (ii) the Effective Date (as defined in the Evercore LLP Deed).

6.	The provisions of clauses [41 to 47] of the Evercore LLP Deed shall be incorporated into this Deed subject to such amendments as the context shall require.

7.	This Deed and all matters arising from or connected with it are governed by English Law.

Delivered as a Deed on the date written above.

IN WITNESS WHEREOF the New Member has executed this Deed the day and year first above written

Executed and delivered as a Deed by		)
Evercore Partners International LLP		)
acting by:		)

Designated Member Designated Member

Executed and delivered as a Deed by		)
)

in the presence of:
(Witness)
EXECUTED AND DELIVERED AS A DEED BY		)]

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

SCHEDULE 2–EHL RESERVED MATTERS

The following shall constitute the EHL Reserved Matters:

(a)	any decision to change the nature of the Evercore LLP’s Business;

(b)	any change in the Name or the registered office or principal place of business of the Evercore LLP;

(c)	any amendment to or departure from the Profit Sharing Principles;

(d)	the appointment or removal of the CEO;

(e)	the appointment or removal of the Chairman;

(f)	the appointment or removal of any Executive Committee Representative;

(g)	the admission of a new Senior Managing Director, the removal of an existing Senior Managing Director or the redesignation of a Senior Managing Director as a Senior Adviser;

(h)	the promotion of any Other Individual Member or Senior Adviser to be a Senior Managing Director;

(i)	any declaration that an Outgoing Member is a Good Leaver pursuant to clause 19.4(f);

(j)	consent to short notice for a meeting of Members;

(k)	any withdrawal of Working Capital pursuant to clause 12.9;

(l)	the amount and allocation in accordance with the Profit Sharing Principles of Distributable Cash or Capital Profits in any period;

(m)	the aggregate amounts of employee pay and incentivisation in accordance with the Profit Sharing Principles;

(n)	amendments to this Deed or the Schedule of Terms of any Senior Managing Director;

(o)	the approval and adoption of the Accounts;

(p)	the approval of the Annual Budget and of any (i) non compensation item of expenditure not in the Annual Budget above an amount of £200,000; and (ii) any compensation-related expenditure not in the Annual Budget above an amount of £200,000 incurred in recruiting any employee or Member whose salary or drawings will be at least £200,000;

(q)	the acquisition, incorporation, formation, liquidation, winding up or termination of any company which is, or would be, a subsidiary undertaking of the Evercore LLP or any similar or analogous action, including the acquisition of any business;

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

(r)	any material transactions outside the ordinary course of business undertaken by the Evercore LLP or any member of the Evercore LLP Group;

(s)	any transaction between the Evercore LLP (or any member of the Evercore LLP Group) with any Individual Member or any of his or her Related Parties;

(t)	any borrowing or raising of money by the Evercore LLP (including entering into any finance lease, but excluding normal trade credit) other than in the ordinary course of business;

(u)	the creation of any mortgage, charge or other security interest over or in respect of any assets of the Evercore LLP;

(v)	the granting of any licence with respect to the Evercore LLP’s intellectual property;

(w)	the participation in, or termination of, any partnership or joint venture, or any other arrangement or agreement which exposes the Evercore LLP to reputational risk or which contains restrictive covenants with respect to the conduct of its business or that of any other member of the Evercore LLP Group;

(x)	the commencement or settlement of any material litigation, arbitration or similar proceedings in any jurisdiction which are not in the ordinary course of business;

(y)	the approval of the transfer or assignment of a Member’s interest in the Evercore LLP to a third party;

(z)	the transfer of any of Evercore LLP’s business or assets to another party (whether that other party is an Affiliate of the Evercore LLP or otherwise);

(aa)	any sale of the Evercore LLP or any material member of the Evercore LLP Group;

(bb)	any decision for the Evercore LLP to cease business, or to become dormant;

(cc)	any offer of equity in Evercore Partners Inc to any Individual Member;

(dd)	the liquidation, termination or winding-up of the Evercore LLP or any material member of the Evercore LLP Group; and

(ee)	any of the other matters requiring EHL Corporate Member consent as set out in clauses 4.1(c), 9.1, 9.2, 9.12, 11.5(a) 12.10, 14.5, 15.2, 17.2(a), 17.3(a), 18.1, 18.2, 38.1(a), 38.1(b), and 38.1(c).

AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP DEED

EXECUTION VERSION

SCHEDULE 3–MATTERS REQUIRING INDIVIDUAL MEMBER CONSENT

Part A - Matters requiring the written consent of a Super Majority of the Senior Managing Directors

The following matters shall require the approval of a Super Majority of the Senior Managing Directors:

(a)	a Senior Managing Directors’ Capital Call;

(b)	an Income Loss or a Capital Loss being allocated amongst Members pro rata to their capital contributions to the Evercore LLP;

(c)	amendments to this Deed (other than immaterial amendments of an administrative and uncontroversial nature or as required by law or regulation);

(d)	any amendment that is applicable to the Schedules of Terms of all Individual Members (other than immaterial amendments of an administrative and uncontroversial nature or as required by law or regulation); and

(e)	any of the other matters requiring a Super Majority of the Senior Managing Directors as set out in clauses 11.5(a), 12.8, 13.2, 14.4 and 14.5.

Part B - Matters requiring the Majority of the Senior Managing Directors

The following matters shall require the approval of a Majority of the Senior Managing Directors:

(a)	amendments to the Schedule of Terms applicable to all of the Senior Managing Directors which affect the Senior Managing Directors but not the Senior Advisers or Other Individual Members (other than immaterial amendments of an administrative and uncontroversial nature or as required by law or regulation);

(b)	any decision to fundamentally change the nature of the Evercore LLP’s Business (including, but not limited to, ceasing to be engaged in the provision of corporate finance advisory services);

(c)	the transfer of all or substantially all of the Evercore LLP’s business or assets to another party (whether that other party is an Affiliate of the Evercore LLP or otherwise);

(d)	any decision for the Evercore LLP to cease business, or to become dormant;

(e)	the liquidation, termination or winding-up of the Evercore LLP or any material member of the Evercore LLP Group; and

(f)	a Potential Material Breach becoming a Terminating Material Breach in accordance with clause 21.2.

Part C - Matters requiring the consent of a Majority of the Senior Advisers

The following matters shall require the approval of a Majority of the Senior Advisers:

(a)	amendments to the Schedule of Terms of each of the Senior Advisers which affect all of the Senior Advisers but not the Senior Managing Directors; and

(b)	amendments to this Deed which affect the Senior Advisers but not the Senior Managing Directors (other than immaterial amendments of an administrative and uncontroversial nature or as required by law or regulation).

Part D - Matters requiring the consent of a Majority of the Other Individual Members

The following matters shall require the approval of a Majority of the Other Individual Members:

(a)	amendments to the Schedule of Terms of each of the Other Individual Members which affect the Other Individual Members but not the Senior Managing Directors; and

(b)	amendments to this Deed which affect the Other Individual Members but not the Senior Managing Directors (other than immaterial amendments of an administrative and uncontroversial nature or as required by law or regulation).